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DATA STATED IN THOUSANDS

                            VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION


REGULATION                 STATEMENT CAPTION            FIRST QTR. FIRST QTR.    TO DATE
                                                           1999       1998    1999     1998
5-02 (1)            Cash and Cash Items                    20442     19636    20442   19636
5-02 (2)            Marketable Securities                 112839     91128   112839   91128
5-02 (3)(b)(1)      Notes Receivable                      310391    259870   310391  259870
5-02 (4)            Allowance for Doubtful Accounts         3940      3197     3940    3197

5-02 (15)           Total Assets                          469993    392011   469993   392011
5-02 (24)           Other Liabilities                     426310    356332   426310   356332
5-02 (30)           Common Stock (Net of Treasury Stock)    3697       755     3697      755
5-02 (31)(a)(2)     Additional Capital Other               14831     12460    14831    12460
5-02 (31)(a)(3)(ii) Retained Earnings - Unappropriated     26485     22464    26485    22464

5-03 (b)(1)(e)      Other Revenues                         10199      8147    10199     8147

5-03 (b)(2)(e)      Cost of Other Revenues                  3942      3079     3942     3079

5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                           4184      3392     4184     3392

5-03 (b)(10)        Income Before Taxes and Other Items     2073      1676     2073     1676

5-03 (b)(11)        Income Tax Expense                       716       568      716      568

5-03 (b)(14)        Income/Loss from Continuing Operations  1357      1108     1357     1108


5-03 (b)(19)        Net Income or Loss                      1357      1108     1357     1108


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